Exhibit No. 23.2
Consent of InSite Petroleum Consultants Ltd.
We hereby consent to the use of our name in the Annual Report on Form 10‑K of Barnwell Industries, Inc. and to all references to us, our report concerning reserves and the data in that report appearing in the 10‑K.

Date: December 20, 2016

InSite Petroleum Consultants Ltd.

By:	/s/ Larry K. Lindstrom
Larry K. Lindstrom, P. Eng.
Managing Director